Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

AT&T INC.,

MAGALLANES, INC.,

AND

DISCOVERY, INC.

Dated as of May 17, 2021

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of May 17, 2021, by and among AT&T Inc., a Delaware corporation (“Remainco”), Magallanes, Inc., a Delaware corporation (“Spinco”), and Discovery, Inc., a Delaware corporation (“RMT Partner”). Each of Remainco, Spinco and RMT Partner is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business subject to the conditions set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner (the “Separation Agreement”) and the other Transaction Documents;

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, Merger Sub (as defined in the Merger Agreement), a wholly owned Subsidiary of RMT Partner, shall be merged with and into Spinco, with Spinco as the surviving entity, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties wish to enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accrued Vacation” shall have the meaning set forth in Section 7.5.

“Adjusted Remainco Option Award” shall have the meaning set forth in Section 8.2(c).

“Adjusted Remainco PSU Award” shall have the meaning set forth in Section 8.2(b).

“Adjusted Remainco Restricted Stock Award” shall have the meaning set forth in Section 8.2(a).

“Adjusted Remainco RSU Award” shall have the meaning set forth in Section 8.2(a).

“Affiliate” shall have the meaning ascribed to it in the Merger Agreement.

“Agreement” shall have the meaning ascribed to it in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.

“Assets” shall have the meaning ascribed to it in the Separation Agreement.

“Benefit Plans” mean any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind.

“Closing” shall have the meaning ascribed to it in the Merger Agreement.

“Closing Date” shall have the meaning ascribed to it in the Merger Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” shall have the meaning ascribed to it in the Merger Agreement.

“Continuation Period” shall have the meaning set forth in Section 3.4(a).

“DOL” means the U.S. Department of Labor.

“Employee Representative Body” means any union, works council, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

“Equity Compensation” means, collectively, the Remainco Option Awards, Remainco PSU Awards, Remainco RSU Awards and RMT Partner RSU Awards.

“ERISA” shall have the meaning ascribed to it in the Merger Agreement.

“Excluded Employees” means employees currently employed by the Spinco Group who do not provide substantial services relating to the Spinco Business as of immediately prior to the Spinco Distribution Date.

“Former Remainco Employees” means any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Remainco or the Remainco Group, or any of their respective predecessors or former Affiliates and who, upon his or her last termination of employment with all members of the Remainco Group and their respective predecessors or former Affiliates (a) was identified in the system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the Remainco Business or (b) otherwise upon such termination of employment was primarily dedicated to the Remainco Business as evidenced by the records of Remainco or Remainco Group.

“Former Spinco Employee” means any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Remainco, Spinco or a member of their respective Groups, or any of their respective predecessors or former Affiliates and who, upon his or her last termination of employment with all members of the Spinco Group and Remainco Group and their respective predecessors or former Affiliates (a) was identified in the system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the Spinco Business or (b) otherwise upon such termination of employment was primarily dedicated to the Spinco Business as evidenced by the records of Remainco, Spinco or their respective Groups.

“Governmental Entity” shall have the meaning ascribed to it in the Merger Agreement.

“Group” shall have the meaning ascribed to it in the Separation Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.

“IRS” means the U.S. Internal Revenue Service.

“Laws” shall have the meaning ascribed to it in the Merger Agreement.

“Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“Merger Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.

“Person” shall have the meaning ascribed to it in the Merger Agreement.

“Remainco” shall have the meaning ascribed to it in the preamble to this Agreement.

“Remainco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Common Stock” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Compensation Committee” shall have the meaning set forth in Section 8.1.

“Remainco Employee” means an employee of a member of the Remainco Group, other than a Spinco Employee.

“Remainco Employee Liabilities” shall have the meaning set forth in Section 10.1.

“Remainco Flexible Spending Accounts Plan” shall have the meaning set forth in Section 7.2.

“Remainco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Health & Welfare Plans” shall have the meaning set forth in Section 7.1(a).

“Remainco Option Award” means an option to purchase shares of Remainco Common Stock.

“Remainco Participant” means any individual who, immediately following the Spinco Distribution Date, is a Remainco Employee, a Former Remainco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Remainco Plan” means any Benefit Plan sponsored or maintained by Remainco or any member of the Remainco Group.

“Remainco Pension Plan” shall have the meaning set forth in Section 4.1.

“Remainco PSU Award” means an award of units representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a performance-based vesting requirement.

“Remainco Restricted Stock Award” means an award of shares of Remainco Common Stock subject to time-based vesting conditions.

“Remainco RSU Award” means an award of units representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“Remainco Share Plans” means, collectively, the AT&T Inc. 2018 Incentive Plan, AT&T Inc. 2016 Incentive Plan and AT&T Inc. 2011 Incentive Plan and any other equity incentive compensation plan or arrangement maintained by Remainco as of immediately before the Spinco Distribution.

“Remainco U.S. Savings Plan” shall have the meaning set forth in Section 5.1.

“RMT Partner” shall have the meaning ascribed to it in the preamble to this Agreement.

“RMT Partner Common Stock” shall have the meaning ascribed to it in the Merger Agreement.

“RMT Partner Equity Adjustment Ratio” means a number, (a) the numerator of which is the volume-weighted average price of a share of Remainco Common Stock on NYSE trading on the “regular way” basis (inclusive of Spinco value) on NYSE for each of the ten (10) trading days ending on the last trading day preceding the Spinco Distribution Date, and (b) the denominator of which is the volume-weighted average of a share of RMT Partner Common Stock on NASDAQ trading on the “regular way” basis (inclusive of Spinco value) on NASDAQ for each of the ten (10) trading days starting on the first trading day following the Closing Date.

“RMT Partner RSU Award” means a unit representing a general unsecured promise by RMT Partner to deliver a share of RMT Partner Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“RMT Partner Share Plan” means, collectively, the Discovery Communications, Inc. 2013 Incentive Plan, as amended and restated and any other equity incentive compensation plan or arrangement maintained by RMT Partner as of immediately before the Spinco Distribution.

“Separation” shall have the meaning ascribed to it in the Separation Agreement.

“Separation Agreement” shall have the meaning ascribed to it in the recitals to this Agreement.

“Spinco” shall have the meaning ascribed to it in the preamble to this Agreement.

“Spinco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Disclosure Letter” shall have the meaning ascribed to it in the Merger Agreement.

“Spinco Distribution” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Distribution Date” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Employee” means, collectively, each employee of the Spinco Group as of the Spinco Distribution Date, including any such employee who is on an approved leave at such time; provided that, for the avoidance of doubt, Spinco Employee shall not include any Excluded Employees.

“Spinco Employee Adjusted Remainco Option Award” shall have the meaning set forth in Section 8.2(f).

“Spinco Employee Adjusted Remainco Vested RSU Award” shall have the meaning set forth in Section 8.2(e).

“Spinco Employee Liabilities” shall have the meaning set forth in Section 10.1.

“Spinco Entity” shall have the meaning ascribed to it in the Merger Agreement.

“Spinco Flexible Spending Accounts Plan” shall have the meaning set forth in Section 7.2.

“Spinco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Health & Welfare Plans” shall have the meaning set forth in Section 7.1(a).

“Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or a member of the Spinco Group, is a party or bound that pertains to any Spinco Employees.

“Spinco Multiemployer Plans” shall have the meaning ascribed to it in the Merger Agreement.

“Spinco Participant” means any individual who, immediately following the Spinco Distribution Date, is a Spinco Employee, a Former Spinco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Spinco Plan” means any Benefit Plan sponsored or maintained by Spinco or any member of the Spinco Group that is in place immediately prior to the Spinco Distribution.

“Spinco U.S. Savings Plan” shall have the meaning set forth in Section 5.1.

“Subsidiary” shall have the meaning ascribed to it in the Merger Agreement.

“Tax” shall have the meaning ascribed to it in the Tax Matters Agreement.

“Tax Matters Agreement” shall have the meaning ascribed to it in the Merger Agreement.

“Transactions” shall have the meaning ascribed to it in the Merger Agreement.

“Transaction Documents” shall have the meaning ascribed to it in the Merger Agreement.

“TTT 401(k) Plan” shall have the meaning set forth in Section 5.2.

“U.S.” means the United States of America.

“WM Supplemental Savings Plan” shall have the meaning set forth in Section 6.1.

ARTICLE II

IN-SCOPE EMPLOYEES

Section 2.1    In-Scope Employees. The Parties intend that there shall be continuity of employment with respect to the Spinco Employees as set forth below. Each Spinco Employee shall continue to be employed by the Spinco Group on and after the Spinco Distribution Date.

ARTICLE III

GENERAL PRINCIPLES

Section 3.1    Assumption and Retention of Liabilities; Related Assets.

(a)    As of the Spinco Distribution Date, except as otherwise expressly provided for in this Agreement, Spinco shall, or shall cause one or more members of the Spinco Group to, assume or retain and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Spinco Plans, (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all Spinco Employees, Former Spinco Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Spinco Group), to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Spinco Group, (iii) any other Liabilities expressly assumed by or retained by Spinco or any of its Subsidiaries under this Agreement, including, without limitation, Liabilities assumed pursuant to Articles V and VI of this Agreement, and (iv) all Liabilities under all Spinco Multiemployer Plans. For the avoidance of doubt, all Spinco Plans (including Spinco Plans not specifically addressed in this Agreement) shall continue to be Spinco Plans following the Spinco Distribution Date and shall remain obligations of Spinco.

(b)    As of the Spinco Distribution Date, except as otherwise expressly provided for in this Agreement, Remainco shall, or shall cause one or more members of the Remainco Group to, assume or retain and Remainco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Remainco Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Remainco Employees, Former Remainco Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Remainco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Spinco Group), and (iii) any other Liabilities expressly assumed or retained by Remainco or any of its Subsidiaries under this Agreement.

Section 3.2    Spinco Participation in Remainco Plans. Except as otherwise expressly provided for in this Agreement, effective as of the Spinco Distribution Date, each Spinco Participant shall cease to be an active participant in any Remainco Plan, and Remainco and Spinco shall take all necessary action to effectuate each such cessation.

Section 3.3    Service Recognition. Spinco shall give each Spinco Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Spinco Plan for such Spinco Participant’s service with any member of the Remainco Group or Spinco Group prior to the Spinco Distribution Date to the same extent such service was recognized by the corresponding Remainco Plans immediately prior to the Spinco Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 3.4    Post-Distribution Compensation and Benefit Matters.

(a)    Compensation, Benefits. For the period commencing on the Spinco Distribution Date until December 31, 2023 or, if the Closing occurs after March 31, 2023, until December 31, 2024 (or any longer period as may be required by Law) (the “Continuation Period”), Spinco shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Employee with:

(i)    base salary or base wage that is no less favorable than the base salary or base wage such employee received immediately prior to the Spinco Distribution Date; provided that in no event shall such Continuation Period be less than one year with respect to such base salary or base wage,

(ii)    target annual cash bonus opportunities and target long-term incentive compensation opportunities (which, for the avoidance of doubt, may be delivered to Spinco Employees in the form of cash awards) no less favorable in the aggregate than the target annual cash bonus opportunities and target long-term incentive compensation opportunities such employee received immediately prior to the Spinco Distribution Date; provided that in no event shall such Continuation Period be less than one year with respect to such target annual cash bonus opportunities and target long-term incentive compensation opportunities, and

(iii)    employee benefits that are substantially no less favorable in the aggregate (excluding any Remainco deferred compensation benefits other than as provided in Section 6.1) than those such employee received immediately prior to the Spinco Distribution Date.

(b)    Severance. Without limiting subsection (a) above, for the two-year period immediately following the Spinco Distribution Date (or any longer period as may be required by Law), Spinco shall, or shall cause the applicable member of the Spinco Group, to provide each Spinco Employee whose employment terminates in such period with severance benefits no less favorable than the severance benefits provided to such Spinco Employee prior to the Spinco Distribution Date (including, for the avoidance of doubt, as permitted pursuant to Section 8.1(a)(iv) of the Spinco Disclosure Letter).

(c)    Labor Agreements. Notwithstanding, and without limiting, the foregoing, Spinco shall, or shall cause the applicable member of the Spinco Group, to provide compensation and benefits to each Spinco Participant covered by a Spinco Labor Agreement in accordance with the applicable Spinco Labor Agreement.

(d)    Preservation of Right to Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement or the Merger Agreement, no provisions of this Agreement shall be construed as a limitation on the right of Remainco, Spinco or RMT Partner, or any Affiliate thereof, to amend any Benefit Plan or terminate its participation therein that Remainco, Spinco, or RMT Partner, or any Affiliate thereof, would otherwise have under the terms of such Benefit Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Spinco Employee or Former Spinco Employee, or dependent or beneficiary of such Spinco Employee or Former Spinco Employee, under a Benefit Plan that such person would not otherwise have under the terms of the Benefit Plan itself.

ARTICLE IV

U.S. QUALIFIED DEFINED BENEFIT PLANS

Section 4.1    Remainco Defined Benefit Plan. From and after the Spinco Distribution Date, Remainco shall retain all assets and Liabilities for the benefits payable to the Spinco Participants under the AT&T/WarnerMedia Pension Benefit Plan (the “Remainco Pension Plan”). Each Spinco Participant shall continue to have such rights, privileges and obligations under the Remainco Pension Plan as is provided thereunder following the Spinco Distribution Date.

ARTICLE V

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 5.1    Remainco 401(k) Plan. Prior to the Spinco Distribution Date, Remainco shall (i) cause the trustee of the AT&T Retirement Savings Plan (the “Remainco U.S. Savings Plan”) to segregate the assets of such Remainco U.S. Savings Plan representing the full account balances of Spinco Participants as of the Closing Date, and (ii) make all necessary amendments to the Remainco U.S. Savings Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. As of the Spinco Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, establish an individual account plan or individual account plans and associated trusts for the benefit of Spinco Participants (the “Spinco U.S. Savings Plan”), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with the transfer of assets described below. Spinco shall reimburse Remainco for costs incurred by Remainco with respect to establishing the Spinco U.S. Savings Plan, except to the extent that such reimbursement would result in duplicate payments by Spinco. As soon as practicable (but no later than 90 days) following the earlier of the delivery to Remainco of a favorable determination letter from the IRS regarding the qualified status of the Spinco U.S. Savings Plan (as amended to the date of transfer), or the issuance of indemnities satisfactory to Remainco and Spinco, Remainco shall cause the trustee of the Remainco U.S. Savings Plan to transfer in the form of cash (or promissory notes representing outstanding loans of the Spinco Participants) the full account balances of the Spinco Participants under the Remainco U.S. Savings Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Spinco Distribution Date to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Spinco Participants occurring during the period from the Spinco Distribution Date to the date of transfer described herein, to the appropriate trustee as designated by Spinco or the applicable members of the Spinco Group under the trust agreement forming a part of the Spinco U.S. Savings Plan; provided, however, such transferred amounts shall only be transferred in accordance with Section 414(l) of the Code and all other applicable Law. In consideration for the transfer of assets described herein, Spinco shall, or shall cause to the applicable members of the Spinco Group, effective as of the date of transfer described herein, to assume all of the obligations of Remainco or Remainco U.S. Savings Plan in respect of the account balances accumulated by Spinco Participants under the Remainco U.S. Savings Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Spinco Distribution Date.

Section 5.2    TTT West Coast, Inc. 401(k) Retirement Savings Plan. Effective no later than the Spinco Distribution Date, Remainco shall transfer the TTT West Coast, Inc. 401(k) Retirement Savings Plan (the “TTT 401(k) Plan”) to Spinco and Spinco shall assume sponsorship of and responsibility for the TTT 401(k) Plan, including Liabilities associated with the accounts of each Spinco Participant under the TTT 401(k) Plan. Each Spinco Participant who immediately prior to the Spinco Distribution Date was a participant in, or entitled to future benefits under, the TTT 401(k) Plan shall continue to have such rights, privileges and obligations under the TTT 401(k) Plan as is provided thereunder following the Spinco Distribution Date.

ARTICLE VI

NONQUALIFIED PLANS; RETIREE MEDICAL

Section 6.1    Supplemental Savings Plan. Effective no later than the Spinco Distribution Date, Remainco shall transfer the Warner Media Employee Supplemental Savings Plan (the “WM Supplemental Savings Plan”) to Spinco and Spinco shall assume all Liabilities therefor, including Liabilities associated with the accounts of each Spinco Participant under the WM Supplemental Savings Plan. Each Spinco Participant who immediately prior to the Spinco Distribution Date was a participant in, or entitled to future benefits under, the WM Supplemental Savings Plan shall continue to have such rights, privileges and obligations under the WM Supplemental Savings Plan as is provided thereunder following the Spinco Distribution Date.

Section 6.2    Remainco Retiree Medical Plans. For three years following the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group, to provide each eligible Spinco Participant with retiree or post-employment medical, dental, vision or other welfare benefits that are substantially similar to those provided by Remainco immediately prior to the Spinco Distribution Date; provided that Spinco shall not be required to provide any such benefits to, and Remainco shall retain all Liabilities in respect of such benefits for, any Spinco Participants who met the applicable age and service eligibility provisions in order to be retirement eligible under the Remainco Plans for such benefits on or prior to the Spinco Distribution Date.

ARTICLE VII

U.S. HEALTH AND WELFARE PLANS

Section 7.1    Spinco Health and Welfare Plans.

(a)    Establishment of the Spinco Health & Welfare Plans. Remainco or one or more of its Subsidiaries maintain each of the health and welfare plans set forth on Exhibit A attached hereto (the “Remainco Health & Welfare Plans”) for the benefit of eligible Spinco Participants and Remainco Participants. Effective as of the Spinco Distribution Date, Spinco shall adopt health and welfare plans for the benefit of eligible Spinco Participants (collectively, the “Spinco Health & Welfare Plans”).

(b)    Terms of Participation in Spinco Health & Welfare Plans. Spinco shall cause all Spinco Health & Welfare Plans, if applicable, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Participants, other than limitations that were in effect with respect to Spinco Participants immediately prior to the Spinco Distribution Date, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Participant immediately prior to the Spinco Distribution Date to the extent such Spinco Participant had satisfied any similar limitation under the analogous Remainco Health & Welfare Plan, and (iii) credit each Spinco Participant, for the plan year in which the Spinco Distribution occurs, with the amount of any co-insurance, deductibles and out-of-pocket requirements or maximums such Spinco Participant paid prior to the Spinco Distribution Date during such plan year.

Section 7.2    Flexible Spending Accounts Plan. As of the Spinco Distribution Date, Spinco shall establish a flexible spending accounts plan (the “Spinco Flexible Spending Accounts Plan”) with features that are comparable to those contained in the flexible spending accounts plan maintained by Remainco for the benefit of Spinco Participants immediately prior to the Spinco Distribution Date (the “Remainco Flexible Spending Accounts Plan”). As of the Spinco Distribution Date, Spinco shall be responsible for administering all reimbursement claims of Spinco Participants under the Spinco Flexible Spending Accounts Plan with respect to the calendar year in which the Spinco Distribution Date occurs under the Spinco Flexible Spending Accounts Plan. If the aggregate contributions to the Remainco Flexible Spending Accounts Plan made by Spinco Participants prior to the Spinco Distribution Date for the plan year in which the Spinco Distribution Date occurs is over the aggregate reimbursement payouts made to Spinco Participants prior to the Spinco Distribution Date for such plan year, then (i) Remainco shall make a payment equal to the value of such excess to Spinco by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Spinco Distribution Date and (ii) Spinco shall cause such amounts to be credited to each such Spinco Participant’s accounts under the Spinco Flexible Spending Accounts Plan. In connection with such transfer, Spinco shall deem that such employees’ deferral elections made under the Remainco Flexible Spending Accounts Plan for the plan year in which the Spinco Distribution Date occurs shall continue in effect under the Spinco Flexible Spending Accounts Plan for the remainder of the plan year in which the Spinco Distribution Date occurs. If the aggregate reimbursement payouts made to Spinco Participants from the Remainco Flexible Spending Accounts Plan prior to the Spinco Distribution Date for the plan year in which the Spinco

Distribution Date occurs exceed the aggregate accumulated contributions made by the Spinco Participants to such plan prior to the Spinco Distribution Date for such plan year, then Spinco shall make a payment equal to the value of such excess to Remainco by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Spinco Distribution Date.

Section 7.3    COBRA and HIPAA. Spinco shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Spinco Health & Welfare Plans, with respect to any Spinco Participant who incurs a qualifying event or loss of coverage under the Spinco Health & Welfare Plans on or after the Spinco Distribution Date. Remainco shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Participants who, as of the day prior to the Spinco Distribution Date, were covered under a Remainco Health & Welfare Plan pursuant to COBRA or who had incurred a COBRA “qualifying event” and were eligible to elect COBRA under a Remainco Health & Welfare Plan. The Parties hereto agree that neither the Separation nor any transfers of employment directly from the Spinco Group to the Remainco Group or directly from the Remainco Group to the Spinco Group that occur before the Spinco Distribution Date shall constitute a COBRA “qualifying event” for purposes of COBRA.

Section 7.4    Liabilities.

(a)    Health & Welfare. Except as expressly provided in this Agreement, Remainco shall retain all Liabilities under any Remainco Health & Welfare Plans that are not, after the Spinco Distribution Date, sponsored or maintained by Spinco or a member of the Spinco Group, including Liabilities arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) (other than severance benefit plans) maintained by an entity other than Spinco or a member of the Spinco Group for the benefit of Spinco Participants under each such plan or similar arrangement to the extent that such Liabilities relate to claims which have been incurred on or prior to the Spinco Distribution Date. For the avoidance of doubt, Spinco shall be responsible for all Liabilities, whenever incurred, under any employee benefit or compensation plan, program, policy or arrangement that is sponsored or maintained by Spinco or a member of the Spinco Group.

(b)    Workers’ Compensation. Spinco shall assume all Liabilities of Remainco, with respect to each Spinco Participant, arising under any workers’ compensation laws relating to accidents or occupational diseases that occurred on, before or after the Spinco Distribution Date, except that Remainco shall retain responsibility for any and all claims that relate to events occurring prior to the Spinco Distribution Date that are covered under an applicable Remainco workers’ compensation insurance policy, including, without limitation, any such policies issued by a captive insurer.

(c)    Incurred Claim Definition. For purposes of this Section 7.4, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability;

(iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.

Section 7.5    Time-Off Benefits. Following the Spinco Distribution Date, Spinco shall retain all Liabilities for earned but unused vacation time, sick time and other time-off benefits of the Spinco Participants (“Accrued Vacation”) through the Spinco Distribution Date. Spinco shall not take away from any Spinco Employee any such Accrued Vacation to the extent such Accrued Vacation was not subject to forfeiture in accordance with the terms and conditions of the applicable vacation policy of Spinco or its respective Subsidiary pursuant to which it was earned as in effect on the date hereof.

Section 7.6    Severance Pay Plans. The Parties acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment of any Spinco Participant or Remainco Participant for purposes of any policy, plan, program or agreement of Spinco or Remainco or any member of the Spinco Group or Remainco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment. Spinco shall retain all Liabilities for severance, separation pay, salary continuation or similar benefits payable to any Spinco Employee of Former Spinco Employee as a result of a termination of employment outstanding as of and arising after the Spinco Distribution Date.

ARTICLE VIII

EQUITY COMPENSATION

Section 8.1    Equity Compensation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the Remainco Share Plans, for the issuance of the Equity Compensation under the RMT Partner Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VIII, all in a manner consistent with the resolutions adopted by the Compensation Committee of the Board of Directors of Remainco (the “Remainco Compensation Committee”) in connection with the Spinco Distribution and the provisions of this Article VIII.

Section 8.2    Adjustments, Taxes and Withholding. Remainco RSU and Restricted Stock Awards Held by Remainco Employees. Upon or following the Closing, each Remainco RSU Award and Remainco Restricted Stock Award held by a Remainco Employee that is outstanding as of the Closing shall remain an award denominated in Remainco Common Stock and shall be equitably adjusted as determined by the Remainco Compensation Committee to reflect the Spinco Distribution (each adjusted award, an “Adjusted Remainco RSU Award” and an “Adjusted Remainco Restricted Stock Award” ), (which shall include an adjustment to the number of shares of Remainco Common Stock to which the Adjusted Remainco RSU Award or Adjusted Remainco Restricted Stock Award relates), and the adjusted award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco RSU Award or Remainco Restricted Stock Award immediately prior to the Closing.

(b)    Remainco PSU Awards Held By Remainco Employees. Upon or following the Closing, each Remainco PSU Award held by a Remainco Employee that is outstanding as of the Closing shall remain an award denominated in Remainco Common Stock and shall be equitably adjusted as determined by the Remainco Compensation Committee to reflect the Spinco Distribution (each adjusted award, an “Adjusted Remainco PSU Award”), (which shall include an adjustment to the number of shares of Remainco Common Stock to which the Adjusted Remainco PSU Award relates and may include an adjustment to the performance metrics applicable to the original Remainco PSU Award), and the Adjusted Remainco PSU Award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco PSU Award immediately prior to the Closing.

(c)    Remainco Stock Option Awards Held By Remainco Employees. Upon or following the Closing, each Remainco Option Award held by a Remainco Employee that is outstanding as of the Closing shall remain an award denominated in Remainco Common Stock and shall be equitably adjusted as determined by the Remainco Compensation Committee to reflect the Spinco Distribution (each adjusted award, an “Adjusted Remainco Option Award”), (which shall include an adjustment to the number of shares of Remainco Common Stock and the exercise price per share of Remainco Common Stock to which the Adjusted Remainco Option Award relates), and the Adjusted Remainco Option Award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Adjusted Remainco Option Award immediately prior to the Closing.

(d)    Remainco RSU Awards Held By Spinco Employees as of Signing (Unvested Awards). Upon the Closing, each Remainco RSU Award held by a Spinco Employee that was granted prior to the date hereof and is outstanding and unvested as of the Closing shall be forfeited as of the Closing. Following the Closing, RMT Partner shall grant such Spinco Employee an RMT Partner RSU Award. The number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of unvested shares of Remainco Common Stock to which the corresponding Remainco RSU Award related immediately prior to the Closing by (ii) the RMT Partner Equity Adjustment Ratio, and the RMT Partner RSU Award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco RSU Award immediately prior to the Closing.

(e)    Remainco RSU Awards Held By Spinco Employees as of Signing (Vested Awards). Upon or following the Closing, each Remainco RSU Award held by a Spinco Employee that was granted prior to the date hereof and is outstanding and vested as of the Closing shall remain an award denominated in Remainco Common Stock and shall be equitably adjusted as determined by the Remainco Compensation Committee to reflect the Spinco Distribution (each adjusted award, a “Spinco Employee Adjusted Remainco Vested RSU Award”) (which shall include an adjustment to the number of shares of Remainco Common Stock to which the Spinco Employee Adjusted Remainco Vested RSU Award relates), and the adjusted award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco RSU Award immediately prior to the Closing.

(f)    Remainco Stock Option Awards Held By Spinco Employees as of Signing. Upon or following the Closing, each Remainco Option Award held by a Spinco Employee that was granted prior to the date hereof and is outstanding as of the Closing shall remain an award denominated in Remainco Common Stock and shall be equitably adjusted as determined by the Remainco Compensation Committee to reflect the Spinco Distribution (each adjusted award, a “Spinco Employee Adjusted Remainco Option Award”), (which shall include an adjustment to the number of shares of Remainco Common Stock and the exercise price per share of Remainco Common Stock to which the Spinco Employee Adjusted Remainco Option Award relates), and the adjusted award shall otherwise be subject to the same terms and conditions as the terms and conditions applicable to the corresponding Remainco Option Award immediately prior to the Closing.

(g)    Remainco RSU Awards Granted to Spinco Employees After Signing. Upon or following the Closing, each Remainco RSU Award, if any, held by a Spinco Employee that was granted after the date hereof and is outstanding as of the Closing shall be converted into an RMT Partner RSU Award, and shall otherwise be subject to the same terms and conditions after the Closing as the terms and conditions applicable to the corresponding Remainco RSU Award immediately prior to the Closing; provided, however, that the number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of shares of Remainco Common Stock to which the corresponding Remainco RSU Award related immediately prior to the Closing by (ii) the RMT Partner Equity Adjustment Ratio.

(h)    Payment; Tax Deductions.

(i)    From and after Closing, Remainco shall have sole responsibility for the settlement of and/or delivery of shares of Remainco Common Stock pursuant to Adjusted Remainco RSU Awards, Adjusted Remainco Restricted Stock Awards, Adjusted Remainco PSU Awards, Adjusted Remainco Option Awards, Spinco Employee Adjusted Remainco Option Awards and Spinco Employee Adjusted Remainco Vested RSU Awards. Upon the vesting, exercise, payment or settlement, as applicable, of Adjusted Remainco RSU Awards, Adjusted Remainco Restricted Stock Awards, Adjusted Remainco PSU Awards, Adjusted Remainco Option Awards, Spinco Employee Adjusted Remainco Option Awards and Spinco Employee Adjusted Remainco Vested RSU Awards, Remainco shall claim any federal, state and/or local tax deductions, and Spinco shall not claim such deductions, and Remainco shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Entity.

(ii)    From and after Closing, RMT Partner shall have sole responsibility for the settlement of and/or delivery of shares of RMT Partner Common Stock pursuant to RMT Partner equity awards (including RMT Partner RSU Awards held by Spinco Employees). Upon the vesting, payment or settlement, as applicable, of RMT Partner equity awards

(including RMT Partner RSU Awards held by Spinco Employees), RMT Partner shall claim any federal, state and/or local tax deductions, and Remainco shall not claim such deductions, and Spinco shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Entity.

(iii)    If either Remainco or Spinco determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to Remainco or Spinco pursuant to this Section 8.2 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both Parties will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 8.2. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

Section 8.3    Cooperation. In addition to any cooperation principles governed by Article XIII, if, after the Spinco Distribution Date, Spinco or Remainco identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, Spinco and Remainco shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and Spinco and Remainco in the position in which they would have been had the error not occurred. For purposes of administering Spinco Employee Adjusted Remainco RSU Awards and Spinco Employee Adjusted Remainco Option Award, Spinco shall provide Remainco any information required for tax withholding/remittance obligations and promptly inform Remainco of any change in employment status of any Spinco Employee who holds a Spinco Employee Adjusted Remainco RSU Award or a Spinco Employee Adjusted Remainco Option Award.

Section 8.4    SEC Registration. Prior to the Closing, RMT Partner shall have filed a registration statement on Form S-8 (or other applicable form) with respect to the RMT Partner Common Stock authorized for issuance under the awards converted pursuant to Section 8.2. The Parties mutually agree to take such additional actions as are deemed necessary or advisable to comply securities laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the shares of RMT Partner Common Stock authorized for issuance under RMT Partner RSU Awards.

ARTICLE IX

ADDITIONAL COMPENSATION AND BENEFITS MATTERS

Section 9.1    Cash Incentive Awards. Effective as of the Spinco Distribution Date, Spinco shall assume or retain, as applicable, responsibilities for all Liabilities, and fully perform, pay and discharge all Liabilities when such Liabilities become due, relating to any annual bonus, commission, short- and long- term cash incentive and retention bonus awards, or portion of any such incentive awards, that any Spinco Participant is eligible to receive with respect to the calendar year in which the Spinco Distribution Date occurs and, effective as of the Spinco Distribution Date, Remainco shall have no Liability with respect to any such annual bonus, commission, short- and long- term cash incentive and retention bonus to be paid to Spinco Employees with respect to the calendar year in which the Spinco Distribution Date occurs.

Section 9.2    Individual Arrangements.

(a)    Spinco Individual Arrangements. Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Spinco Group or Remainco Group to any Spinco Participant (including, for the avoidance of doubt, pursuant to Section 8.1(a)(iv) of the Spinco Disclosure Letter). As of the Spinco Distribution Date, RMT Partner shall, or shall cause one of its Subsidiaries to, take any actions necessary to expressly assume any individual agreements (or obligations thereunder) with Spinco Employees that are Spinco Employee Liabilities to the extent necessary pursuant to their terms.

(b)    Remainco Individual Arrangements. Remainco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Spinco Group or Remainco Group to any Remainco Participant.

(c)    Effect of the Distribution on Severance. The Parties acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment of any Spinco Participant for purposes of any policy, plan, program or agreement of Spinco or Remainco or any member of the Spinco Group or Remainco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

(d)    Restrictive Covenants in Employment and Other Agreements. Effective on the Spinco Distribution Date, Spinco shall be considered to be a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition, and non-solicitation provisions) between Remainco and a Spinco Employee or a Former Spinco Employee, such that RMT Partner shall enjoy all the rights and benefits, in addition to Remainco, under such agreements (including rights and benefits as a third-party beneficiary), with respect to the Spinco Business. Following the Spinco Distribution Date, Remainco and its Affiliates shall not enforce against any Spinco Employee any confidentiality obligations (solely to the extent such obligations relate to the Spinco Business), or non-competition, non-solicitation or similar contractual obligations, or otherwise assert with respect to any such Spinco Employee or Spinco Entity claims that would otherwise prohibit or place conditions on any such Spinco Employee’s employment with Spinco or any of its Affiliates, or any actions taken by such Spinco Employee as an employee of Spinco or any of its Affiliates, in each case, solely to the extent such Spinco Employee is acting in furtherance of the operations or activities relating to the Spinco Business.

Section 9.3    Labor Matters.

(a)    Notwithstanding anything to the contrary in this Agreement, as of the Spinco Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, assume, in accordance with their terms, each of the Spinco Labor Agreements covering Spinco Employees as of immediately prior to the Spinco Distribution. For the avoidance of doubt, nothing in this Section 9.3 shall prohibit Spinco or the applicable members of the Spinco Group from amending, modifying or terminating a Spinco Labor Agreement in accordance with its terms and applicable Law.

(b)    Prior to the Spinco Distribution Date, the Parties (to the extent applicable) shall satisfy all legal or contractual requirements that may apply to them between the date of this Agreement and the Spinco Distribution Date to provide notice to, or to enter into any consultation or bargaining procedure with, any employee or any labor union, labor organization or works council, which is representing any employee, in connection with the Transactions contemplated by the Separation Agreement. To the extent applicable, each Party (and each of its respective Affiliates) agrees to cooperate and use its reasonable best efforts to assist the other Party in satisfying information and consultation obligations owed to any employee, labor union, labor organization or works council in relation to the Transactions.

Section 9.4    Section 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a Tax under Section 409A of the Code.

ARTICLE X

INDEMNIFICATION

Section 10.1    Indemnification. All Liabilities retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement (“Spinco Employee Liabilities”) shall be deemed to be “Spinco Assumed Liabilities” (as defined in the Separation Agreement) for purposes of the Separation Agreement, and all Assets retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement (“Spinco Employee Assets”) shall be deemed to be “Spinco Transferred Assets” (as defined in the Separation Agreement). All Liabilities retained or assumed by or allocated to Remainco or the Remainco Group pursuant to this Agreement (“Remainco Employee Liabilities”) shall be deemed to be “Remainco Assumed Liabilities” (as defined in the Separation Agreement) for purposes of the Separation Agreement, and all Assets retained or assumed by or allocated to Remainco or the Remainco Group pursuant to this Agreement (“Remainco Employee Assets”) shall be deemed to be “Remainco Transferred Assets” (as defined in the Separation Agreement).

ARTICLE XI

RMT PARTNER

Section 11.1    Obligations of RMT Partner. Following the Closing, in accordance with Section 9.13 of the Separation Agreement, RMT Partner agrees to cause, and to take all actions to enable, Spinco and the members of the Spinco Group to adhere to each provision of this Agreement which requires an act on the part of Spinco or any member of the Spinco Group or any of its or their Affiliates to cause or enable Spinco and the Spinco Group to comply with their obligations under this Agreement. In connection with the foregoing, to the extent applicable, RMT Partner may satisfy any Spinco obligation to provide or establish compensation or benefits to Spinco Participants in accordance with this Agreement pursuant to a Benefit Plan sponsored or maintained by RMT Partner or any of its Subsidiaries.

ARTICLE XII

GENERAL AND ADMINISTRATIVE

Section 12.1    Sharing of Information. Remainco and Spinco (acting directly or through their respective Subsidiaries) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans, to assist Spinco in obtaining its own insurance policies to provide benefits under Spinco Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that, in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 12.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Article VI of the Separation Agreement.

Section 12.2    Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Entity.

Section 12.3    Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Remainco Employee or Spinco Employee or other future, present, or former employee of any member of the Remainco Group or Spinco Group under any Remainco Plan or Spinco Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any employee or former employee of Remainco or Spinco or either of their respective Subsidiaries or any beneficiary or dependent thereof) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Remainco, Spinco or either of their respective Subsidiaries any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 12.4    Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 12.5    Access to Employees. Following the Spinco Distribution Date, Remainco and Spinco shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the Remainco Group and any member of the Spinco Group) to which any employee, director or Benefit Plan of the Remainco Group or Spinco Group is a party and which relates to their respective Benefit Plans prior to the Spinco Distribution Date.

Section 12.6    Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Participants under Remainco Plans shall be transferred to and be in full force and effect under the corresponding Spinco Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Spinco Participant.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Effect If Separation Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Spinco Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Spinco Distribution Date, or otherwise in connection with the transactions, shall not be taken or occur except to the extent specifically agreed to in writing by Spinco and Remainco and neither Party shall have any Liability to the other Party under this Agreement.

Section 13.2     Miscellaneous. Section 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), Section 11.5 (Specific Performance), Section 11.6 (Notices), Section 11.14 (Successors and Assigns) and Section 11.16 (Interpretation and Construction) of the Merger Agreement are incorporated by reference herein and are effective mutatis mutandis with respect to this Agreement as if set forth herein in their entirety.

Section 13.3    Complete Agreement; Construction. This Agreement, including Exhibit A, together with the Transaction Documents, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 13.4    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 13.5    Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Spinco Distribution Date.

Section 13.6    Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 13.7    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 13.8    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Spinco Distribution Date.

Section 13.9    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to this Agreement or Article V of the Separation Agreement).

Section 13.10    Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.11    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.12    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of this Agreement or any of the Transaction Documents).

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AT&T INC.

By	/s/ Stephen McGaw
	Name:	Stephen McGaw
	Title:	Senior Vice President, Corporate Strategy and Development

MAGALLANES, INC.

By	/s/ Stephen McGaw
	Name:	Stephen McGaw
	Title:	President

DISCOVERY, INC.

By	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Chief Development, Distribution & Legal Officer

Exhibit A

REMAINCO HEALTH & WELFARE PLANS

1.	AT&T Healthcare Spending Account

2.	AT&T Tuition Aid Policy (Tuition Assistance – Management)

3.	AT&T Paid Time Off Policies for U.S. Management Employees (Revised January 2021)

a.	Calculating Payouts for Unused PTO

b.	Holidays & Holiday Pay

c.	Paid Time Off Policy

d.	Jury Duty & Court Appearances

e.	Paid Time Off Capping and Carryover

f.	Paid Time Off for Bereavement

g.	Situations Impacting PTO for Managers

h.	Volunteering & Your Community Day

i.	Paid Caregiver Leave

j.	Sick Time Guidelines (Revised April 2020)

k.	Paid Parental Leave Policy

4.	The following Remainco Plans under the AT&T Umbrella Benefit Plan No. 3:

a.	AT&T Medical Programs, administered by Aetna Life Insurance Company & Blue Cross and Blue Shield of Illinois (Remainco Employees)

b.	AT&T Group Life Insurance Program for Active Employees

c.	WarnerMedia Medical Program (Spinco Employees)

d.	AT&T Dental Program

e.	AT&T Vision Program

f.	AT&T CarePlus – A Supplemental Benefit Program

g.	AT&T Disability Income Program (Management Employees)

h.	AT&T Flexible Spending Account Plan

i.	AT&T Onsite Health Center Program

j.	AT&T Group Life Insurance Program for Former Management Employees

5.	The following Remainco Plans under the AT&T Umbrella Benefit Plan No. 2:

a.	AT&T Consolidated Long-Term Care Insurance Plan

b.	Employee Assistance Program

6.	The following Remainco Plans under the AT&T Umbrella Benefit Plan No. 1:

a.	AT&T Group Life Insurance Program for Former Management Employees

b.	Former Eligible Employee Medical, Dental and Vision Programs

7.	Umbrella Benefit Plan - The CW Network and underlying programs

8.	AT&T Commuter Benefit Policy

9.	AT&T Adoption Reimbursement Policy, AT&T Surrogacy Reimbursement Policy and AT&T Cryopreservation Reimbursement Policy

10.	AT&T Retiree Discounts, Discounts for Retired Employees